Exhibit 10.2

SUMMARY SHEET OF NAMED EXECUTIVE OFFICER FISCAL 2006 BONUSES AND OTHER CHANGES IN COMPENSATION APPROVED IN JANUARY 2007

On January 25, 2007, the Company’s Board of Directors, upon the recommendation of the Compensation Committee of the Board, approved the payment of the following fiscal year 2006 cash bonuses to the Company’s executive officers: Kenneth Ferry, Chief Executive Officer - $175,000; Jeffrey Barnes, Senior Vice President of Sales - $90,000; Stacey Stevens, Senior Vice President of Marketing and Strategy - $70,000; Darlene Deptula-Hicks, Executive Vice President of Finance and Chief Financial Officer - $35,000 and Jonathan Go, Senior Vice President of Research and Development - $15,000. These cash bonuses were paid on March 23, 2007. In addition, the amount of the Incentive Bonus that Ms. Stevens is eligible to receive under her employment agreement during the year ending December 31, 2007 was increased to an amount equal to 40% of her annual base salary for that year.